Exhibit 8.1

DRAFT
Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

March 27, 2025
Re:	U.S. Federal Income Tax Consequences for Holders of GDHL Common Stock
Galaxy Digital Holdings Ltd.
Galaxy Digital Inc.
300 Vesey Street,
New York, NY 10282

Ladies and Gentlemen:
We have acted as counsel to Galaxy Digital Holdings Ltd., an exempted limited company formed under the laws of the Cayman Islands (“GDHL”) and Galaxy Digital Inc. (formerly known as Galaxy Digital Pubco Inc.) (“GDI”), in connection with the transactions contemplated by the Registration Statement of GDHL and GDI on Form S-4 filed on the date hereof with the Securities and Exchange Commission (the “Registration Statement”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement.
This opinion is being delivered in connection with the Registration Statement.
In connection with this opinion, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the representation letter of GDHL and GDI, dated as of the date hereof, delivered to us for purposes of this opinion (the “Representation Letter”) and (iii) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. While we do not have any knowledge that any statement contained in the Representation Letter is untrue, incorrect, or incomplete in any respect, we have not undertaken any independent investigation of any factual matter set forth in the Representation Letter or any of the other foregoing documents. For purposes of our opinion, we have assumed, with your permission that (i) the Domestication, the Reorganization Merger, and related transactions (the “Proposed Transactions”) contemplated by the Registration Statement will be consummated in the manner described in the Registration Statement, (ii) the statements concerning the Proposed Transactions set forth in the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the consummation of the Proposed Transactions, (iii) the representations made by GDHL and GDI pursuant to the Representation Letter are true, complete and correct and will remain true, complete and

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correct at all times up to and including the consummation of the Proposed Transactions, (iv) any representations made in the Representation Letter “to the knowledge of” or based on the “belief of” or the “expectation of” GDHL or GDI or otherwise similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the consummation of the Proposed Transactions, in each case, without such qualification and (v) each of GDHL and GDI will act in all respects in accordance with any statement of its intent expressly set forth in the Representation Letter. We have also assumed that GDHL, GDI, and the other parties to the Proposed Transactions have complied with and, if applicable, will continue to comply with, the obligations, covenants and agreements contained in the documents described in or incorporated into the Registration Statement (the “Transaction Documents”), and that the Transaction Documents will not be amended, modified or supplemented in any material respect after the date hereof. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations made by GDHL and GDI referred to above, which we have assumed will be true at all times up to and including the consummation of the Proposed Transactions.
Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:
(i)    the Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code; and
(ii)    the Reorganization Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code.
In addition, based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein and in the Registration Statement, the statements set forth in the Registration Statement under the caption “Certain U.S. Federal Income Tax Considerations – Material U.S. Tax Consequences of the Domestication and Reorganization Merger to GDHL Shareholders,” and “Certain U.S. Federal Income Tax Considerations – U.S. Tax Consequences to U.S. and Non-U.S. Holders of Owning Pubco Class A Common Stock,” insofar as they are statements regarding United States federal income tax law and legal

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conclusions with respect thereto, constitute the opinion of Davis Polk & Wardwell LLP as to the material U.S. federal income tax consequences (i) to U.S. Holders of GDHL ordinary shares, of the Domestication and the exchange of GDH Delaware Class A common stock for Pubco Class A common stock pursuant to the Reorganization Merger, and (ii) to U.S. Holders and Non-U.S. Holders, of the ownership and disposition of Pubco Class A common stock.
This opinion is being delivered prior to the consummation of the Proposed Transactions and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.
We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Domestication and Reorganization Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.
This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

Very truly yours,
/s/ Davis Polk & Wardwell LLP